UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2013

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor
New York, NY 10001
(Address of Principal Executive Offices)

(855) 423-5433
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On April 22, 2013 Augme Technologies, Inc. (the “Company”) entered into an Indemnification Agreement with Roberta L. Minicola, a director of the Company.  The Indemnification Agreement is substantially similar to the indemnification agreements that the Company has entered into with its other directors.  The Indemnification Agreement requires the Company to indemnify and hold Ms. Minicola harmless to the greatest extent permitted by Delaware law for liabilities arising out of her service to the Company as a director, so long as she acted in good faith and in a manner that she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to criminal proceedings, if she had no reasonable cause to believe that her conduct was unlawful.  In addition, the Indemnification Agreement will require the Company to make advance payment to Ms. Minicola of legal expenses and amounts paid in settlement in connection with any threatened, pending or completed action, suit, investigation or proceeding, provided Ms. Minicola provides an undertaking agreeing to repay such advancement if it is ultimately determined that she is not entitled to be indemnified against such expenses.  The foregoing description is merely a summary and is qualified in its entirety by the form of the Indemnification Agreement which is attached as an exhibit to this Current Report.

Item 9.01                      Financial Statements and Exhibits

(d)                      Exhibits

Exhibit No.	Exhibit Description

10.1	Indemnification Agreement between the Company and Roberta L. Minicola

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated April 22, 2013

Augme Technologies, Inc. (Registrant)

By:	/s/ Ivan Braiker
Ivan Braiker Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Indemnification Agreement between the Company and Roberta L. Minicola